Exhibit 99.1

RiceBran Technologies Reports 1Q 2019 Financial Results and Provides Business Updates

THE WOODLANDS, Texas, May 9, 2019 /PRNewswire/ – RiceBran Technologies (Nasdaq: RIBT, also the “Company” or “RBT”), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-product, and barley and oat products, announced today the Company’s financial results for the quarter ended March 31, 2019.

“First quarter sales increased mainly due to revenue from Golden Ridge Rice Mills, which we acquired in late November, 2018,” said Brent Rystrom, President and Chief Executive Officer. “Earlier this week we received our first purchase order for rice bran for use at one of the world’s largest Companion Animal companies, a segment where we see major growth opportunities this year and beyond. We are working on adding several other major customers over the next 150 days in a variety of customer segments. We are focused on completing our debottlenecking at Golden Ridge Rice Mills and starting to leverage our milling assets at MGI Grain. All of these efforts are focused on driving significant growth and attaining positive adjusted EBITDA by the end of 2019.”

1Q 2019 Business Highlights:

•
Revenue of $6.4 million in the first quarter of 2019 was up from $3.6 million in first quarter of 2018, with the acquisition of Golden Ridge Rice Mills driving most of the growth along with single digit growth in sales of our rice bran products. Gross profit margin narrowed considerably to 5.4% from 26.9%, with margins in rice bran products down modestly and negative gross margins at Golden Ridge Rice Mills.

•
Results at Golden Ridge Rice Mills were weaker than we originally expected for the first quarter of 2019. In the first quarter of 2019, we identified quality and cost issues with a large portion of the rice supply at Golden Ridge Rice Mills which caused the mill to sustain negative gross profit margins and adjusted EBITDA for the month despite sales that were near our expectations. We determined that we had to reject some of our rice supply as it would not yield the quality and quantity of product we needed in an economic fashion and immediately made changes to the operations and management structure at Golden Ridge Rice Mills as a result. Securing sources of higher quality rice supplies took several months to complete, and this caused our monthly sales to drop in February-April. However, our adjusted EBITDA performance improved considerably in those months. We have now secured a robust rice supply chain that provides us high quality and strong milling yields, which we accomplished by building relationships with several regional grain elevators and working directly with an expanding pool of farmers near our plant. This is allowing us to catch up on unfilled contracts in the second quarter of 2019. Late in the first quarter of 2019, we hired Josh Ward as General Manager of Golden Ridge Rice Mills, and we are already pleased with the progress Mr. Ward has made improving operations. Mr. Ward has over 25 years of experience in rice milling in a variety of plant leadership roles. We believe the combination of our debottlenecking efforts, catching up on delayed rice milling contracts, the addition of stabilized rice bran (SRB) sales from this facility, and the strengthening of our leadership team will further markedly grow sales and deliver meaningful adjusted EBITDA at Golden Ridge Rice Mills starting in the third quarter of 2019.

•
Sales of our SRB products were also lower than expected because we are experiencing a longer selling cycle than we originally planned, especially at the extremely large, consumer-facing companies we are working with. Margins in our rice bran business were negatively impacted mainly by lower productivity due to Cap Ex projects and higher labor costs.

•
SG&A expenses of $3.3 million in the first quarter of 2019 increased from $2.9 million in the first quarter of 2018, with most of the increase due to one-time acquisition-related fees for Golden Ridge Rice Mills.

•	Adjusted EBITDA of $(1.9) million in first quarter of 2019 was flat with the $(1.9) million reported in the fourth quarter of 2018 and worse than the $(1.4) million realized in first quarter of 2018.

•
We raised $12.1 million through a private placement and nearly another $2 million from the exercise of warrants during first quarter of 2019. We ended the quarter with $13.3 million of cash and equivalents, less than $500,000 of debt and finance lease liabilities, and $34.5 million of shareholders’ equity. Our Cap Ex during the quarter was $1.2 million compared to $745,000 last year.

“While we experienced some unexpected margin pressures on rice during the quarter that hurt our results, we quickly identified these issues and lessened their impact. Financing efforts and additional cash warrant exercises in the first quarter of 2019 have greatly strengthened our balance sheet. We are confident that this will provide RBT with the ability to execute on our strategic and financial plans and improved shareholder’s equity as we grow the business in the coming quarters and years,” said Dennis Dykes, Chief Financial Officer.

Other Updates:

•
Earlier this week we received our first stabilized rice bran order from a new Companion Animal customer, the first of several major new large customer adds we expect in 2019 for our rice bran business. We expect that this single customer will expand our annualized rice bran revenue and tonnage by approximately 6%, and we see substantial additional sales opportunities in the Companion Animal segment this year and beyond. Over the next 150 days we are also focused on closing several additional and sizable new rice bran customers in other segments as well.

•
We realized revenue from the first cross-over customers for Golden Ridge Rice Mills. Late in the first quarter we shipped our first load of rice to a cross-over customer of our rice bran products, providing early validation of our ability to leverage our sales team to sell additional products. We expect this trend to accelerate as 2019 unfolds, helping to drive sales growth and margin improvement.

•	Safe Quality Food (SQF) recertification of Golden Ridge Rice Mills was successfully attained in January 2019.

•
The acquisition of MGI Grain completed on April 4, 2019. MGI Grain adds several dozen barley and oat ingredients to our product portfolio and represents our first entry into the markets for ancient grains. MGI presents a substantial leverage opportunity as it currently utilizes about 35% of its production capacity.

Outlook:

•
We expect gross profit margins to improve modestly at Golden Ridge Rice Mills in the second quarter of 2019 from the first quarter of 2019 levels, and then improve markedly in the second half of 2019 as we benefit from better pricing and the capacity expansion that results from our debottlenecking efforts which we expect to largely complete in the second quarter of 2019. We expect to generate meaningful adjusted EBITDA at Golden Ridge Rice Mills starting in the third quarter of 2019.

•
Gross profit margins in our rice bran business should benefit in the second and third quarters of 2019 from favorable freight comparisons, completion of our Cap Ex project at Dillon, MT, and sales growth.

•	As we noted in our 2018 press release, MGI Grain presently has annual sales near $3 million and positive adjusted EBITDA.

•
We continue planning for the expansion of Golden Ridge Rice Mills and the building of a new state-of-the-art bran production facility there that will have innovative new product capabilities. We expect this expansion to be completed in the second quarter of 2020, and we believe the expansion and the new rice bran products produced there will drive substantial incremental long-term revenue and EBITDA growth. We believe that applying current market pricing to the planned production capacity of this expansion would yield incremental annual revenue of $67-$75 million and adjusted EBTIDA of $6-$10 million once this capacity is fully utilized.

•	We remain focused on attaining sales of $37-$40 million for 2019 and positive adjusted EBITDA by the end of the year.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, May 9th, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:

•	Direct Dial-in number for US/Canada (856) 344-9316

•	Toll Free Dial-in number for US/Canada: (888) 224-1005

•	Dial-In number for international callers: (856) 344-9316

•	Participants will ask for the RiceBran Technologies Q1 2019 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=134453.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=134453.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty ingredient products markets. We utilize our proprietary and patented intellectual property to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company’s filings with the SEC and by visiting our website.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its planned expansion of its rice milling operations, the sufficiency of its cash position to pursue its plans, its execution of strategic and financial plans, the price of rice bran and its growth opportunities, customer expansion, revenue, profit margin and adjusted EBITDA. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Richard Galterio
(732) 410-9810
rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2019 and 2018
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended
	2019	2018

Revenues	$6,364	$3,552
Cost of goods sold	6,021	2,598
Gross profit	343	954
Selling, general and administrative expenses	3,341	2,853
Operating loss	(2,998)	(1,899)
Other expense:
Interest expense	(12)	(1)
Other expense	(1)	(13)
Total other expense	(13)	(14)
Loss before income taxes	(3,011)	(1,913)
Income tax benefit	-	-
Loss from continuing operations	(3,011)	(1,913)
Loss from discontinued operations	(216)	-
Net loss	$(3,227)	$(1,913)

Basic loss per common share:
Continuing operations	$(0.10)	$(0.11)
Discontinued operations	(0.01)	-
Basic loss per common share	$(0.11)	$(0.11)

Diluted loss per common share:
Continuing operations	$(0.10)	$(0.11)
Discontinued operations	(0.01)	-
Diluted loss per common share	$(0.11)	$(0.11)

Weighted average number of shares outstanding:
Basic	29,347,318	17,083,442
Diluted	29,347,318	17,083,442

RiceBran Technologies
Condensed Consolidated Balance Sheets
(Unaudited) (in thousands, except share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$13,278	$7,044
Restricted cash	225	225
Accounts receivable, net of allowance for doubtful accounts of $14 and $14	3,931	2,529
Receivable from seller of Golden Ridge - working capital adjustment to purchase price	988	1,147
Inventories
Finished goods	1,023	856
Packaging	73	102
Deposits and other current assets	943	610
Total current assets	20,461	12,513
Property and equipment, net	15,696	15,010
Operating lease right-of-use assets	2,968	-
Goodwill	3,178	3,178
Other long-term assets, net	41	16
Total assets	$42,344	$30,717

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,279	$1,583
Commodities payable	917	2,735
Accrued salary, wages and benefits	506	933
Accrued expenses	957	520
Unearned revenue	-	145
Payable to purchaser of HN - working capital adjustment to purchase price	475	259
Note payable to seller of Golden Ridge	358	609
Operating lease liabilities, current portion	289	-
Finance lease liabilities, current portion	45	45
Long term debt, current portion	20	32
Total current liabilities	4,846	6,861
Operating lease liabilities, less current portion	2,860	-
Finance lease liabilities, less current portion	75	86
Long term debt, less current portion	54	59
Total liabilities	7,835	7,006
Commitments and contingencies
Shareholders' Equity:
Preferred stock, 20,000,000 shares authorized:
Series G, convertible, 3,000 shares authorized, 225 shares and 405 shares, issued and outstanding	112	201
Common stock, no par value, 50,000,000 shares authorized, 33,029,652 and 29,098,207 shares, issued and outstanding	310,853	296,739
Accumulated deficit	(276,456)	(273,229)
Total shareholders' equity	34,509	23,711
Total liabilities and shareholders' equity	$42,344	$30,717

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2019, March 31, 2018 and December 31. We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended March 31 (in thousands)

	2019	2018
Net income (loss)	$(3,011)	$(1,913)
Interest expense	12	1
Depreciation & amortization	410	199
Unadjusted EBITDA	$(2,589)	$(1,713)
Add Back Other Items:
Other income/expense	1	13
Share-based compensation	392	260
Acquisition related expenses	344	-
Adjusted EBITDA	$(1,852)	$(1,440)

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended December 31 (in thousands)

2018
Net income (loss)	$(2,356)
Interest expense	7
Depreciation & amortization	229
Unadjusted EBITDA	$(2,120)
Add Back Other Items:
Other income/expense	(132)
Share-based compensation	269
Acquisition related expenses	132
Adjusted EBITDA	$(1,851)